CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Fixed Income Trust

Evergreen Select Fixed Income Trust

We consent to the use of our reports, dated June 27, 2008, for the Evergreen High Income Fund, a series in the Evergreen Fixed Income Trust and for the Evergreen Select High Yield Bond Fund, a series in the Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

Boston, Massachusetts

June 30, 2008